Suite 830-1130 West Pender St
Vancouver, B.C.
V6E 4A4
Tel : 819 874-0030
Fax : 819 825-1199

Trading Symbol: WRR

NEWS RELEASE

WALKER ANNOUNCES DRILL RESULTS FROM LAPON CANYON

Vancouver, B.C. November 9, 2016 - Walker River Resources Corp. (“Walker” or the “Company”) (TSX-V: “WRR”) is pleased to announce results from the reverse circulation (“RC”) drill program on the Lapon Canyon gold project, located approximately 60 kilometres southeast of Yerington, Nevada.

Highlights Include:

RC drill hole LC 16-10 intersected 77.62 grams per tonne gold over 12.2 meters uncut (15.38 g/t cut) from 54.9 to 67.2 meters.

A second zone in RC drill hole LC 16-10 intersected 48.02 grams per tonne gold over 13.7 meters uncut (7.2g/t cut) from 1.5 to 15.2 meters.

RC drill hole LC 16-11 intersected 39.17 grams per tonne gold over 9.2 meters uncut (10.5 g/t cut) from 15.2 to 24.4 meters.

Drill Hole	From m	To m	Length** m	Assay (g/tAu) Un Cut	Assay* (g/tAu) Cut
LC16-10	1.5	15.2	13.7	48.02	7.21
Including	9.1	10.6	1.5	451	34.28

	54.9	67.2	12.2	77.62	15.38
Including	54.9	56.4	1.5	227	34.28
	61	62.5	1.5	207	34.28
	65.5	67	1.5	106	34.28

LC16-12	15.2	24.4	9.2	39.17	10.53
Including	15.2	16.7	1.5	207	34.28
	16.7	18.2	1.5	13.55
	22.9	24.4	1.5	12.95

LC16-09	13.7	18.3	4.5	9.69

LC15-04	56.5	61	4.5	8.25

*Grades Cut to 34.28g/t Au (1 oz/ton)

**True widths approx. 80% in LC 16-09,10, and 12. 70% in LC 16-04.

RC drill hole’s 9, 10, and 12 were drilled in the Upper Lapon Rose zone in an altered sheared and faulted granodiorite and quartz monozonite porphyry. Alteration consists of sericite,FeOx and MnOx, secondary sulphidization, intruded by a series of flat lying altered quartz porphyry dykes.

RC drill hole LC 15- 04 intersected a mineralized cross fault structure in previously unmineralized diorite.

RC drill hole LC 16-10 was designed to verify the position of previously reported, presently inaccessible mined out area. The drill hole successfully intersected the mined-out stope at the reported location and verified the width at some 8 meters at a depth of 68 meters. It is significant that the gold mineralization encountered in LC 16-10 was encountered from 54.9 to 67.1 meters, only 0.8 meters from the stope.

The Lapon Project consists of 36 claims (720 acres) situated in the Wassuk Range, easily accessible by secondary state roads from the main highway (25 kilometres). A state grid power transmission line passes within three kilometres of the property.

The Lapon project is located within the Walker Lane shear zone, a 100-kilometre-wide structural corridor extending in a southeast direction from Reno, Nevada. Within this trend, numerous gold, silver, and copper mines are located, notably the historic Comstock Lode mines in Virginia City, the past producing Esmeralda/Aurora gold mine, with reported production of some one million ounces, as well as the Anaconda open pit copper mine in Yerington. Nevada Copper’s new mine, Pumpkin Hollow, is also located within the Wasuk Range about 25 kilometres north of Lapon.

The Lapon project is cut by a series of steeply dipping cross fault structures cutting across the Walker trend, analogous to other cross fault structures responsible for many gold and base metal deposits in the world. These faults are heavily sheared and altered (sericite, iron oxides) with abundant silica. They vary in width from 60 to 300 meters. Four of these structures have been discovered at Lapon, and at least two can be traced for over four kilometers. Gold mineralization is located within vertical en echelon structures within these faults. At least one of these shear zones, the Lapon Rose zone, was the site of underground development, and shows a minimum strike length of 4 kilometers, has a width of over 60 meters and has a vertical extent of at least 650 meters.

Walker along with its partner, Nevada Canyon Gold Corp. (see news release 09-16-15) intend to pursue an aggressive drill program on this well located, highly prospective gold project. Some 6,000 meters of planned drilling has been outlined, with some 1800 meters completed to date.

Small scale high grade mining began on the project in 1914. Approximately 600 meters of drifts and raises were developed from two adits and a two-stamp mill was built. Further limited underground work was carried out, returning numerous assay values in the range of one ounce per ton, with a sample at the end of an adit returning 20.6 ounces per ton. (National Instrument NI 43-101, Montgomery and Barr, 2004)

These additional drill results continue to confirm the potential for the emplacement of significant gold mineralization on the Lapon Project. Further results will be released as available.

Sampling Methodology, Chain of Custody, Quality Control and Quality Assurance

All sampling was conducted under the supervision of the Company’s project geologists and the chain of custody from the drill to the sample preparation facility was continuously monitored. A blank or certified reference material was inserted approximately every tenth sample. The Lapon samples were delivered to ALS Minerals certified laboratory facility in Reno, NV. The samples were crushed, pulverized and the sample pulps digested and analyzed for gold using fire assay fusion and a 50g gravimetric finish. Higher grade samples used a 1kg screen fire assay with screen to 100 microns and 50g gravimetric finish.

The scientific and technical content and interpretations contained in this news release have been reviewed, verified and approved by E. Gauthier, geol., Eng (OIQ) a Qualified Person as defined by NI 43-101, Standards of Disclosure for Mineral Projects.

ON BEHALF OF THE BOARD OF DIRECTORS

“Michel David”
Michel David,
Chief Executive Officer and Director

FOR FURTHER INFORMATION PLEASE CONTACT:

Walker River Resources Corp.

Tel: 819 874-0030

Fax: 819 825-1199

Email: info@wrrgold.com

Website: www.wrrgold.com

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